UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2008

HEARTWARE INTERNATIONAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-52595	26-3636023
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Newbury Street Framingham, MA	01701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 508.739.0950

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01Regulation FD Disclosure

HeartWare International, Inc. (ASX: HIN) today announced, via an Australian Securities Exchange (“ASX”) announcement, that it has submitted its application to list on the NASDAQ Global Market (NASDAQ). Subject to NASDAQ approval of the application, HeartWare will have dual listings of its securities on the ASX and NASDAQ, with securities able to be freely traded by stockholders on either exchange.

Under the proposed dual listing, HeartWare expects that its common stock will commence trading on NASDAQ in January 2009. HeartWare’s Chess Depository Interests, or CDI’s, will continue to trade as-is on the ASX. Importantly, all stockholders have the ability to “move” between NASDAQ and ASX by transferring their CDI’s into common stock, or vice versa, by notifying the Company’s share register (Computershare).

As each share of HeartWare’s common stock is equivalent to thirty-five HeartWare CDI’s, the day-to-day trading prices on NASDAQ and the ASX will differ. HeartWare’s common stock is expected to trade on NASDAQ at approximately thirty-five times the then current trading price of HeartWare CDI’s on the ASX (after adjusting for the exchange rate), although actual trading prices may differ.

A more detailed explanation is set out on the attached ASX announcement.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 ASX announcement dated December 4, 2008, Australian Eastern Standard Time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare Limited

Date: December 03, 2008

By: /s/ David McIntyre
Name: David McIntyre
Title: Chief Financial Officer and
Chief Business Officer